Exhibit 99.1

MCF CORPORATION REPAYS $7.5 MILLION CONVERTIBLE NOTE
TO MIDSUMMER INVESTMENT, LTD

San Francisco - November 30, 2006 - MCF Corporation (AMEX: MEM) today announced the signing of a definitive agreement to repay the $7.5 million variable rate secured convertible note, issued to Midsummer Investment, Ltd in March 2006. Midsummer will invest the proceeds from the repayment in two proprietary funds managed by MCF Asset Management, LLC.

“Midsummer helped us establish our first fund earlier this year and continues to be a strong partner in our growth plans for MCF Asset Management. They will now become a direct investor in our Navigator and Voyager funds when repayment occurs,” said Greg Curhan, executive vice president of MCF Corporation and CEO of MCF Asset Management, LLC. “This repayment agreement is beneficial to our stockholders, as it removes all but nearly $200,000 in convertible debt from our balance sheet, eliminates the applicable debt covenants and reduces potential stock dilution. MCF Asset Management’s assets under management remain unchanged.”

The repayment of principal is expected to occur on December 1, 2006. The proceeds to repay the $7.5 million convertible note will be provided by a redemption from the Navigator fund. Following the repayment of the note, MCF Corporation will deconsolidate the assets and liabilities of the Navigator fund from its statements of financial condition.

About MCF Corporation

MCF Corporation (AMEX: MEM) is a financial services holding company that provides investment research, capital markets services, corporate and venture services, investment banking, asset management and wealth management through its operating subsidiaries, Merriman Curhan Ford & Co., MCF Asset Management, LLC, and MCF Wealth Management, LLC.

About MCF Asset Management, LLC

MCF Asset Management, LLC manages absolute return investment products for institutional and high-net worth clients. Through the corporate and professional resources of its parent company, MCF Corporation, it has built a first-rate, institutional-grade investment and operational platform.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Quarterly Report on Form 10-Q filed on November 7, 2006. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

This is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to purchase any security or an investment in any fund managed by MCF Asset Management, LLC. Any such offer or solicitation must be made only through the delivery of a definitive offering memorandum and the execution of applicable subscription documentation. All prospective investors should carefully review the applicable offering memorandum, including the description of risk factors described therein, before making an investment in a fund.

Contact at the Company:
Christopher Aguilar
General Counsel
(415) 248-5634
ags@mcfco.com